Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of TransUnion for the registration of its common stock and to the incorporation by reference therein of our report dated February 19, 2016, except for Note 1 and Note 16, as to which the date is June 1, 2016, with respect to the consolidated financial statements and schedules of TransUnion, included in TransUnion’s Current Report on Form 8-K dated June 1, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

September 8, 2016